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Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
AND WAIVER OF DEFAULTS

        This Amendment, dated as of August 12, 2004, is made by and between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

Recitals

        The Borrower and the Lender are parties to a Credit and Security Agreement dated as of December 4, 2001, as amended by (i) a First Amendment to Credit and Security Agreement dated as of May 28, 2003, (ii) a Second Amendment to Credit and Security Agreement dated as of December 8, 2003, and (iii) a Third Amendment to Credit and Security Agreement and Waiver of Defaults dated as of February 27, 2004 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

        The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.     Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is hereby amended by amending the following definition:

          "Funds From Operations" means for a given period, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) deferred income taxes, and (iv) other non-cash items, each as determined for such period in accordance with GAAP.

          "Maturity Date" means December 4, 2005.

          "Net Income" means fiscal year-to-date after-tax net income from continuing operations, excluding extraordinary gains and the impact of any asset impairment expense, and otherwise as determined in accordance with GAAP.

        2.     Section 6.2(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(a) Minimum Debt Service Coverage Ratio. The Borrower will maintain, during each period described below, its Debt Service Coverage Ratio for its U.S. operations, determined as at the end of each such period, at not less than the ratio set forth opposite such period:

Period	Minimum Debt Service Coverage Ratio
The nine months ending September 30, 2004	0.48 to 1.00
The twelve months ending December 31, 2004	0.72 to 1.00	"

        3.     Section 6.2(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(b) Minimum Book Net Worth. The Borrower will maintain, during each period described below, its Book Net Worth for its U.S. operations, determined as at the end of each month, at an amount not less than the amount set forth opposite such period:

Period	Minimum Book Net Worth
The calendar month ending July 31, 2004	$15,750,000
The calendar month ending August 31, 2004	$15,750,000
The calendar month ending September 30, 2004	$15,921,000
The calendar month ending October 31, 2004	$15,921,000
The calendar month ending November 30, 2004	$15,921,000
The calendar month ending December 31, 2004 and thereafter	$16,649,000	"

        4.     Section 6.2(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(c) Minimum Net Income. The Borrower will achieve, during each period described below, Net Income for its U.S. operations, determined as at the end of each such period, of not less than the amount set forth opposite such period:

Period	Minimum Net Income
The nine months ending September 30, 2004	$489,000
The twelve months ending December 31, 2004	$1,217,000	"

        5.     No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

        6.     Waiver of Defaults. The Borrower is in default of Section 6.2(a) and Section 6.2(c) of the Credit Agreement as of June 30, 2004 (collectively, the "Existing Defaults"). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

        7.     Conditions Precedent. This Amendment, and the waiver set forth in Paragraph 6 hereof, shall be effective when the Lender shall have received an executed original hereof, together with such other matters as the Lender may require, each in substance and form acceptable to the Lender in its sole discretion.

        8.     Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

          (a)   The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c)   All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        9.     References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

        10.   No Other Waiver. Except as set forth in Paragraph 6 hereof, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        11.   Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

        12.   Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

        13.   Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.		DYNAMIC MATERIALS CORPORATION
By:	/s/ PAMELA R. KLEMPEL	By:	/s/ RICHARD A. SANTA
Name:	Pamela R. Klempel	Name:	Richard Santa
Its:	Vice President	Its:	Vice President, Chief Financial Officer and Secretary

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FOURTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT AND WAIVER OF DEFAULTS